Exhibit 5.1

McCarthy Tétrault LLP Suite 2400, 745 Thurlow Street Vancouver BC V6E 0C5 Canada Tel: 604-643-7100 Fax: 604-643-7900

May 9, 2019

Ritchie Bros. Auctioneers Incorporated

9500 Glenlyon Parkway

Burnaby, BC V5J 0C6

Canada

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-8 of Ritchie Bros. Auctioneers Incorporated

We have acted as Canadian counsel to Ritchie Bros. Auctioneers Incorporated (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the following common shares, without par value, of the Company (“Common Shares”):

(a)	5,200,000 Common Shares (the “Option Shares”) which may be issued by the Company upon the exercise of stock options (the “Options”) granted or awarded under the Company’s Amended and Restated Stock Option Plan (the “Amended and Restated Stock Option Plan”), which Amended and Restated Stock Option Plan was most recently amended to increase the number of Common Shares reserved for issuance under the Amended and Restated Stock Option Plan from 13,700,000 Common Shares to 18,900,000 Common Shares, such amendment having been approved by the board of directors of the Company on February 27, 2019 and ratified, confirmed and approved by the shareholders of the Company on May 7, 2019;

(b)	500,000 Common Shares (the “RSU Shares”) which may be issued by the Company following the vesting of restricted share units of the Company (the “RSUs”) granted or awarded under the Company’s Amended and Restated Senior Executive Restricted Share Unit Plan (the “Amended and Restated Senior Executive RSU Plan”) or the Company’s Amended and Restated Employee Restricted Share Unit Plan (the “Amended and Restated Employee RSU Plan”, and together with the Amended and Restated Senior Executive RSU Plan, the “Amended and Restated RSU Plans”), which Amended and Restated RSU Plans were most recently amended to increase the aggregate maximum number of Common Shares available for issuance or delivery under the Amended and Restated RSU Plans from 300,000 Common Shares to 800,000 Common Shares, such amendments having been approved by the board of directors of the Company on February 27, 2019 and ratified, confirmed and approved by the shareholders of the Company on May 7, 2019; and

(c)	1,300,000 Common Shares (the “PSU Shares”) which may be issued by the Company following the vesting of performance share units of the Company (the “PSUs”) granted or awarded under the Company’s Senior Executive Performance Share Unit Plan (the “Senior Executive PSU Plan”) or the Company’s Employee Performance Share Unit Plan (the “Employee PSU Plan”, and together with the Senior Executive PSU Plan, the “PSU Plans”), which PSU Plans were most recently amended to increase the aggregate maximum number of Common Shares available for issuance or delivery under the PSU Plans from 1,000,000 Common Shares to 2,300,000 Common Shares, such amendments having been approved by the board of directors of the Company on February 27, 2019 and ratified, confirmed and approved by the shareholders of the Company on May 7, 2019.

In connection with giving this opinion, we have examined the Registration Statement (including the exhibits thereto), the Amended and Restated Stock Option Plan, the Amended and Restated Senior Executive RSU Plan, the Amended and Restated Employee RSU Plan, the Senior Executive PSU Plan and the Employee PSU Plan. We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise identified to our satisfaction. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based and relying upon and subject to the foregoing, we are of the opinion that:

(i)	the Option Shares, when issued by the Company in accordance with the terms and conditions of the Amended and Restated Stock Option Plan and the option agreements applicable to the Options;

(ii)	the RSU Shares, when issued by the Company in accordance with the terms and conditions of the Amended and Restated Senior Executive RSU Plan or the Amended and Restated Employee RSU Plan, as the case may be, and the grant agreements or grant letters applicable to the RSUs; and

(iii)	the PSU Shares, when issued by the Company in accordance with the terms and conditions of the Senior Executive PSU Plan or the Employee PSU Plan, as the case may be, and the grant agreements or grant letters applicable to the PSUs, will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours very truly,

/s/ McCarthy Tétrault LLP